Exhibit 99.1
IMMEDIATE RELEASE
PMFG, Inc. (parent of Peerless Mfg. Co.) Reports First Quarter Fiscal Year 2010 Financial Results
Dallas, Texas — November 9, 2009 — PMFG, Inc. (the “Company”) (Nasdaq: PMFG) today reported financial results for the three months ended September 30, 2009. Revenues were $31.3 million and net loss was $2.1 million, or $0.16, per diluted share. On a non-GAAP basis, the Company would have reported net earnings of $1.3 million, or $0.09 per diluted share. Calculations of non-GAAP results are shown in the tables accompanying this release.
First Quarter Fiscal Year 2010 Compared to First Quarter Fiscal Year 2009
Revenues were $31.3 million, a decrease of $12.4 million, or 28.4%, compared to $43.7 million.
Gross profit was $11.8 million, or 37.7% of revenues, an increase of $0.5 million, compared to $11.3 million, or 25.9% of revenues.
Operating expenses were $8.8 million, a decrease of $1.6 million, compared to $10.4 million.
Operating income was $3.0 million, or 9.6% of revenues, an increase of $2.1 million, compared to $0.9 million, or 2.1% of revenues.
Other income (expense) was ($4.8) million, consisting of a ($2.5) million loss on the fair value adjustment to embedded derivative liabilities, ($1.2) million net interest expense, ($1.3) million loss on the extinguishment of debt, and $0.2 million foreign exchange gain, compared to ($1.9) million, consisting of ($1.5) million net interest expense, ($0.6) million foreign exchange loss and $0.2 million other income.
Income tax benefit (expense) was ($0.3) million on $1.8 million of pre-tax loss, compared to $0.4 million on $1.0 million of pre-tax loss.
Net loss was $2.1 million, or $0.16 per diluted share, compared to a net loss of $0.7 million, or $0.05 per diluted share.
In the first quarter of fiscal year 2010, the Company recorded an initial $9.0 million in fair value related to embedded derivative liabilities associated with the issuance on September 4, 2009 of its Series A Convertible Preferred Stock. In the first quarter of fiscal year 2010, the Company recorded a loss of $2.5 million related to the fair value adjustment to these derivative liabilities.

In the first quarter of fiscal year 2010, the Company prepaid $20.0 million of subordinated term debt and expensed $1.3 million of unamortized debt issuance costs related to the subordinated term debt as a loss on the extinguishment of debt.
On a non-GAAP basis, excluding the $2.5 million loss related to the fair value adjustment to the preferred stock embedded derivative liabilities and the $1.3 million loss on the extinguishment of debt, the Company would have recorded net earnings of $1.3 million, or $0.09 per diluted share, for the first quarter of fiscal year 2010. Calculations of non-GAAP results are shown in the tables accompanying this release.
In the fourth quarter of fiscal year 2008, the Company recorded as part of the purchase accounting for the Nitram acquisition, $6.4 million and $4.8 million in fair value adjustments related to backlog and inventory acquired, respectively. During the first quarter of fiscal year 2009, the Company recorded as part of cost of goods sold $2.7 million of backlog amortization expense and an additional $1.8 million of expense related to the fair value inventory adjustment.
On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory, the Company would have recorded net earnings of $2.3 million, or $0.17 per diluted share, for the first quarter of fiscal year 2009.
In the first quarter of fiscal year 2009, Peerless Mfg. Co. (“Peerless”) completed a holding company reorganization in which Peerless became a wholly-owned subsidiary of PMFG, Inc. Shareholders of Peerless received two shares of common stock of PMFG for each outstanding share of common stock of Peerless held prior to the reorganization. As a result, the reorganization also had the effect of a two-for-one stock split. The Company’s business, operations and management did not change as a result of this reorganization. Share and per share amounts for all financial periods presented in this press release have been retroactively adjusted to give effect to the reorganization, including the two-for-one exchange of PMFG common stock for Peerless common stock.
Process Products Segment
Revenues were $22.7 million, a decrease of $14.5 million, or 39.0%, compared to $37.2 million.
Operating income was $4.6 million, an increase of $1.2 million, compared to $3.4 million.
Nitram’s operating results are reported in the process products segment and include expenses of $2.7 million and $1.8 million related to fair value adjustments of Nitram’s backlog and inventory, respectively, for the first quarter of fiscal year 2009. On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory, the Process Products segment would have recorded operating income of $7.9 million, for the first quarter of fiscal year 2009.

Environmental Systems Segment
Revenues were $8.6 million, an increase of $2.1 million, or 32.3%, compared to $6.5 million.
Operating income was $2.3 million, an increase of $0.5 million, compared to $1.8 million.
Financial Condition and Cash Flows
At September 30, 2009, the Company reported $40.9 million of working capital, or a current ratio of 1.84 to 1.0, $153.7 million of total assets and $35.0 million of debt.
At September 30, 2009, cash and cash equivalents were $20.8 million, an increase of $3.1 million compared to $17.7 million at June 30, 2009. Cash flows include $4.3 million provided by operating activities, ($1.3) million used in financing activities and $0.1 million effect of exchange rate changes on cash.
Peter J. Burlage, Chief Executive Officer
Peter J. Burlage, Chief Executive Officer, stated, “While we saw improvement in some markets in the first quarter, continued weakness in the natural gas, refining, petro chemical and power markets adversely impacted our revenues and backlog during the quarter, and we expect the economic climate to remain challenging through the first half of fiscal year 2010. Both our Process Products and Environmental Systems business segments continued to see lower demand for their products as customers lowered capital spending or delayed purchases. Our backlog at September 30, 2009 was $61 million compared to $73 million at June 30, 2009. Due to the unpredictable pace and timing of economic recovery in the natural gas and power markets we will continue to keep close control on expenses even as we make necessary investments in our manufacturing capabilities, product development and sales and marketing activities.
“We remain focused on our priorities of generating positive cash flow while at the same time continuing to invest in those activities that are critical to our success in 2010 and beyond. As we look ahead to the recovery, PMFG continues to be extremely well positioned to take advantage of a number of opportunities and market trends in the energy and environmental sectors that offer the potential for significant long-term growth.”
Conference Call
Peter Burlage, Chief Executive Officer, and Henry Schopfer, Chief Financial Officer, will discuss the Company’s financial results for the first quarter of fiscal year 2010 and the outlook for future periods, during a conference call scheduled for November 9, 2009 at 10:00 a.m. ET.
Stockholders and other interested parties may participate in the conference call by dialing +1 888 679 8038 (domestic) or +1 617 213 4850 (international) and entering access code 31407287, a few minutes before 10:00 a.m. ET on November 9, 2009. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com and www.peerlessmfg.com.

A replay of the conference call will be accessible two hours after its completion through November 23, 2009 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 76131272. The call will also be archived for 30 days at www.streetevents.com, www.fulldisclosure.com and www.peerlessmfg.com.
About PMFG
We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for power generation, natural gas infrastructure and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-termination of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; risks associated with the Company’s recent acquisition of Nitram Energy, including the integration of Nitram’s operations with those of the Company and the significant indebtedness that the Company incurred in connection with the acquisition; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Peter J. Burlage, Chief Executive Officer
Mr. Henry G. Schopfer, Chief Financial Officer
PMFG, Inc.
14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254
Phone: (214) 353-5545
Fax: (214) 351-4172
www.peerlessmfg.com
or
Kevin McGrath
Cameron Associates
(212) 245-4577
Kevin@cameronassoc.com

PMFG, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three Months Ended September 30,			Three Months Ended September 30,
	2009			2008
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Operating Results

Revenues	$31,331	$—	$31,331	$43,656	$—	$43,656
Cost of goods sold	19,564	—	19,564	32,379	(4,525)	27,854

Gross profit	11,767	—	11,767	11,277	4,525	15,802
Operating expenses	8,804	—	8,804	10,362	—	10,362

Operating income	2,963	—	2,963	915	4,525	5,440
Other income (expense):
Interest income	12	—	12	78	—	78
Interest expense	(1,211)	—	(1,211)	(1,596)	—	(1,596)
Loss on extinguishment of debt	(1,303)	1,303	—	—	—	—
Foreign exchange gain (loss)	204	—	204	(650)	—	(650)
Change in fair value of derivative liability	(2,500)	2,500	—	—	—	—
Other income (expense)	—	—	—	228	—	228
Income tax benefit (expense)	(256)	(443)	(699)	359	(1,584)	(1,225)

Net earnings (loss)	(2,091)	3,360	1,269	(666)	2,941	2,275
Less net loss attributable to noncontrolling interest	50	—	50	—	—	—

Net earnings (loss) attributible to PMFG	$(2,041)	$3,360	$1,319	$(666)	$2,941	$2,275

Dividends on preferred stock	(94)	94	—	—	—	—

Income (loss) applicable to PMFG common stockholders	$(2,135)	$3,454	$1,319	$(666)	$2,941	$2,275

Basic earnings per share	$(0.16)	$0.25	$0.09	$(0.05)	$0.23	$0.18
Diluted earnings per share	$(0.16)	$0.25	$0.09	$(0.05)	$0.22	$0.17

Weighted-average shares outstanding
Basic	13,202	13,948	13,948	12,944	12,944	12,944
Diluted	13,202	14,064	14,064	12,944	13,199	13,199

	September 30,	June 30,
	2009	2009
Condensed Balance Sheet Information

Current assets	$89,660	$87,691
Non-current assets	64,040	65,489

Total assets	$153,700	$153,180

Current liabilities	$48,739	$47,444
Long term debt	28,180	49,180
Other non current liabilities	22,112	10,598
Total equity	54,669	45,958

Total liabilities and equity	$153,700	$153,180

STATEMENT REGARDING NON-GAAP RESULTS
PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from the issuance of preferred stock and related fair value adjustment to the derivative liability, and the loss on the extinguishment of debt related to unamortized debt issuance costs on our retired subordinated term debt, both in fiscal 2010, and the purchase accounting associated with the acquisition of Nitram Energy Inc. in fiscal 2008. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.